                                                                    Exhibit K.3



                             JOINT VENTURE AGREEMENT




                                    A M O N G





                           SIRROM CAPITAL CORPORATION


                                     - and -


                            THE TORONTO-DOMINION BANK


                                     - and -


                                 SCC CANADA INC.










                     File No. 9700090 - MGC\TD\SCC\JV11.AGT
                                     MGC:wpc



                                GOODMAN AND CARR
                                   Suite 2300
                              200 King Street West
                                Toronto, Ontario
                                     M5H 3W5

                                TABLE OF CONTENTS

ARTICLE                      DESCRIPTION                                     PAGE NO.
-------                      -----------                                     --------
1 -     INTERPRETATION..........................................................  2
          1       Definitions...................................................  2
          2       Schedules.....................................................  8
          3       Currency......................................................  8
          4       Gender and Number.............................................  8
          5       Table of Contents and Headings................................  9
          6       Calculation of Time Periods...................................  9
          7       Applicable Law................................................  9
          8       Severable.....................................................  9
          9       Entire Agreement..............................................  9
          10      Amendments.................................................... 10
          11      Waiver........................................................ 10
          12      Time of Essence............................................... 10
          13      Successors and Assigns........................................ 10
          14      Giving Effect to this Agreement............................... 10

2 -     SECURED LOANS AND EQUITY INVESTMENTS.................................... 10
          1       Agreement to make Secured Loans and Equity Investments........ 10
          2       Senior Loan and Equity Investment Criteria.................... 11
          3       Maximum Aggregate Principal Amount of Secured Loans and
                  Capital....................................................... 13

3 -     SCC CANADA.............................................................. 13
          1       Business of SCC Canada........................................ 13
          2       Dealings with Investees....................................... 15
          3       Capitalization and Financing of SCC Canada.................... 15
          4       Principal Place of Business of SCC Canada..................... 17
          5       Board of Directors............................................ 17
          6       Matters Requiring Unanimous Approval
                  of SCC Canada Board of Directors.............................. 19
          7       Resolutions in Writing........................................ 20
          8       Conference Telephone Meetings................................. 21
          9       SCC Canada Management......................................... 21
          10      Administrative and Management Services........................ 21
          11      Special Services to be provided to SCC Canada by Sirrom....... 22
          12      Filing of Certificates and Compliance with Laws............... 23

4 -     THE INVESTMENT COMMITTEE................................................ 23
          1       Establishment of the Investment Committee..................... 23
          2       Appointment of the Investment Committee....................... 24
          3       Approval of the Investment Committee.......................... 24
          4       Advisors...................................................... 25


ARTICLE                      DESCRIPTION                                     PAGE NO.
-------                      -----------                                     --------
          5       Investment Committee Meetings Generally....................... 26
          6       Notice of Investment Committee Meetings....................... 26
          7       Conference Telephone Meetings................................. 26
          8       Location of Meetings.......................................... 26
          9       Quorum........................................................ 27
          10      Resolutions in Writing........................................ 27

5 -     INTERESTS OF LENDERS IN
        SECURED LOAN INVESTMENTS................................................ 27
          1       (a)      Secured Loans........................................ 27
                  (b)      Bonus Equity Interests............................... 28
                  (c)      Equity Investments................................... 28
          2       Loss Payment by Sirrom to TD.................................. 29
          3       Processing Fee................................................ 30
          4       Investment Servicing Fee...................................... 30
          5       Payments Generally............................................ 30

6 -     REPRESENTATIONS AND WARRANTIES.......................................... 30
          1       Representations and Warranties................................ 30
          2       Survival of Representations and Warranties.................... 33

7 -     TRANSFER OF INTERESTS................................................... 33
          1       Prohibition Against Transfers and Encumbrances................ 33

8 -     ACKNOWLEDGMENT REGARDING
        ACTIVITIES OF TD AND SIRROM............................................. 34
          1       Non-Competition............................................... 34

9 -     TERMINATION............................................................. 35
          1       Termination................................................... 35

10 -    INDEMNITY............................................................... 36
          1       Indemnity..................................................... 36

11 -    GENERAL CONTRACT PROVISIONS............................................. 36
          1       Notices....................................................... 36
          2       Further Assurances............................................ 37
          3       Execution..................................................... 38

     THIS AGREEMENT made this 17th day of January, 1997,


A M O N G:


                           SIRROM CAPITAL CORPORATION, a corporation incorporated under the laws of the State of Tennessee, in the United States of America,

                           (hereinafter called "Sirrom")

                                            OF THE FIRST PART;

                           - and -


                           THE TORONTO-DOMINION BANK, a
                           Canadian chartered bank,

                           (hereinafter called "TD")

                                            OF THE SECOND PART;

                           - and -


                           SCC CANADA INC., a corporation incorporated under the Business Corporations Act (Ontario),

                           (hereinafter called "SCC Canada")

                                            OF THE THIRD PART.



     WHEREAS Sirrom and TD intend to jointly make Secured Loans (as hereinafter defined) from time to time;


     AND WHEREAS Sirrom and TD wish to confirm their agreement regarding the terms and conditions on which Secured Loans (as hereinafter defined) will be jointly made and administered by SCC Canada from time to time, which terms and conditions are hereinafter set forth;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby covenant and agree as follows:


ARTICLE 1 -       INTERPRETATION

1    Definitions

     Unless the context otherwise requires, in addition to any other terms defined herein, the following terms shall have the respective meanings set out below as follows:


     (a) "ADMINISTRATIVE SERVICE COSTS" has the meaning given thereto in Section
     3.10 hereof.


     (b) "ADMINISTRATIVE SERVICES" has the meaning given thereto in Section 3.10 hereof.


     (c) "AFFILIATE" has the meaning attributed to such term in the Canada Business Corporations Act as in effect on the date hereof.


     (d) "AGREEMENT" means this Agreement, including the schedules hereto, as amended from time to time.


     (e) "APPROVAL OF THE INVESTMENT COMMITTEE" or "APPROVED BY THE INVESTMENT COMMITTEE" with respect to any matter to be decided by the Investment Committee means the affirmative decision of the Investment Committee on such matter given in accordance with Section 4.3.


     (f) "ASSOCIATE" has the meaning attributed to such term in the Canada Business Corporations Act as in effect on the date hereof.

     (g) "BOARD OF DIRECTORS" means the board of directors of SCC Canada as constituted from time to time.


     (h) "BONUS EQUITY INTERESTS" means all equity securities, warrants to acquire equity securities and all similar rights and entitlements issued to the Lenders for nominal consideration as a condition to the making of Secured Loans, and all equity securities acquired by the Lenders for nominal consideration on the exercise of such warrants or rights, or received by the Lenders in exchange or in consideration therefor.


     (i) "BUSINESS DAY" means any day, other than a Saturday, Sunday, or statutory holiday in Ontario, on which banks are generally open to the public in Toronto for the transaction of business in the ordinary course.


     (j) "BUSINESS PLAN" has the meaning given thereto in Section 3.3(b).


     (k) "CARRYING VALUE" of Secured Loans, Bonus Equity Interests and Equity Investments held by a Lender means, at the time of determination, the fair value of such Secured Loans, Bonus Equity Interests and Equity Investments calculated in accordance with the Valuation Policy.

     (l) INTENTIONALLY DELETED


     (m) "COMPETITIVE BUSINESS" means the business of systematically making Secured Loans having the criteria set out in Section 2.2 hereof as in effect at the date hereof, and from which the expected rate of return materially exceeds the prevailing rate of return on commercial bank loans, using Sirrom's models for marketing, Secured Loan selection, investment structure and documentation and investment management.


     (n) "DISCLOSURE FILINGS" has the meaning given thereto in Section 6.1(k).


     (o) "EQUITY INVESTMENTS" means equity securities (other than Bonus Equity Interests, but including equity securities acquired on the conversion of Secured Loans to equity, and including equity securities acquired by the Lenders for consideration other than nominal consideration on the exercise of warrants or rights constituting Bonus Equity Interests) acquired by the Lenders in Investees which meet the criteria set out in Article 2, and which investment in equity securities is made in accordance with the provisions of Article 2.

          (p) "EQUITY INVESTMENTS PROCEEDS" means all proceeds (for greater certainty, other than Processing Fees) received by the Lenders (or by SCC Canada as agent of the Lenders) from Equity Investments in an Investee and all property and assets (real or personal) derived directly or indirectly from such Equity Investments, including, without limitation, any property or assets which may be received by a Lender (or by SCC Canada as agent of a Lender) on a reorganization, amalgamation, or merger in consideration for the Equity Investments or in consideration for any other property or assets described in this paragraph (p).


          (q) "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means the then current accounting principles recommended by the Canadian Institute of Chartered Accountants in the "CICA Handbook" at the relevant time, or in the event that the matter is not covered in the CICA Handbook, principles having general acceptance among accounting professionals in Canada at the particular time.


          (r) "GOVERNMENTAL BODY" means any government, parliament, legislature or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator).


          (s) "INVESTED CAPITAL" has the meaning given thereto in Section
          5.1(c).


          (t) "INVESTEE" means a Person other than a natural person in whom a Secured Loan Investment is made.


          (u) "INVESTMENT AGREEMENTS" means the loan agreement, security agreements, warrant agreements, shareholder agreements and all other agreements to be entered into between the Lenders and the Investee and, if appropriate, the shareholders of the Investee and all other relevant parties in respect of a Secured Loan Investment.

          (v) "INVESTMENT COMMITTEE" means the committee of the Board of Directors established pursuant to the provisions of Article 4 hereof.


          (w) "INVESTMENT SERVICING FEE" has the meaning given thereto in
          Section 5.4.


          (x) "LENDER" means each of Sirrom and TD, and "Lenders" means Sirrom and TD, collectively, and includes any successor or assignee thereof to the extent permitted under this Agreement.


          (y) "LOAN RECOVERY AMOUNT" has the meaning given thereto in Section
          5.2 hereof.


          (z) "MANAGEMENT INCENTIVE FEE" has the meaning given thereto in
          Section 3.9.


          (aa) "MANAGERS" has the meaning given thereto in Section 3.9.


          (bb) "MATERIAL AUTHORIZATION" means, with respect to any Person, any approval, permit, license or similar authorization (including any trade mark, trade name or patent) from, and any filing or registration with, any Governmental Body required by such Person to own its property and assets or to carry on its business as presently carried on by it or as contemplated hereunder to be carried on by it (including the making of Secured Loans and Equity Investments as contemplated in this Agreement) in each jurisdiction in which it does so or is contemplated to do so where the failure to have such approval, permit, license, authorization, filing or registration would have a material adverse effect upon its business, financial condition or prospects or upon its ability to perform its obligations hereunder or to make Secured Loans or Equity Investments as contemplated hereunder.


          (cc) "MAXIMUM OPERATING COMMITMENT" has the meaning given thereto in
          Section 3.3(c).

          (dd) "PERMITTED TRANSFEREE" means:


               (i) with respect to TD, or any Permitted Transferee of TD, any directly or indirectly wholly-owned subsidiary of TD; and


               (ii) with respect to Sirrom, or any Permitted Transferee of Sirrom, any directly or indirectly wholly-owned subsidiary of Sirrom.


     (ee) "PERSON" means a natural person, firm, trust, partnership, association, corporation, government or governmental board, agency or instrumentality.


     (ff) "PRIME RATE" means the commercial lending rate of interest expressed as an annual rate, which TD quotes in Toronto as the reference rate of interest from time to time, (commonly known as "prime") for the purposes of determining the rate of interest that it charges to its commercial customers for loans in Canadian funds.


     (gg) "PROCESSING FEE" means the up-front processing fee paid in cash by an Investee to SCC Canada in connection with the Secured Loan Investment made in such Investee.

     (hh) "SCC CANADA ANNUAL BUDGET" means an annual operating plan and operating budget for SCC Canada as described in Section 3.3(d) hereof.


     (ii) "SCC CANADA INITIAL BUDGET" has the meaning given thereto in Section 3.3(c) hereof.


     (jj) "SECURED LOAN" means a loan extended by each of the Lenders to an Investee which meets the criteria set out in Article 2, and which loan is made in accordance with the provisions of Article 2.


     (kk) "SECURED LOAN INVESTMENTS" means, collectively, all Secured Loans, all Secured Loan Security, all Secured Loan Proceeds, all Bonus Equity Interests, all Equity Investments and all Equity Investments Proceeds acquired by the Lenders (or, in the case of Secured Loan Security, by SCC Canada as agent of the Lenders).

     (ll) "SECURED LOAN PROCEEDS" means all proceeds (for greater certainty, other than Processing Fees) received by the Lenders (or by SCC Canada as agent of the Lenders) from Secured Loans to an Investee (including all payments of principal and interest) and from the Secured Loan Security for such Secured Loans held from time to time by the Lenders (or by SCC Canada as agent of the Lenders) and all property and assets (real or personal) derived directly or indirectly from such Secured Loans and/or such Secured Loan Security, including, without limitation, any property or assets distributed in specie on the Secured Loan Security, interests or rights in or to the assets comprising the Secured Loan Security, and any other securities or other property or assets which may be received by a Lender (or by SCC Canada as agent of a Lender) on a reorganization, amalgamation or merger in consideration for the Secured Loan Security, in connection with the enforcement of the Secured Loan Security or in consideration for any other property or assets described in this paragraph (al).


     (mm) "SECURED LOAN SECURITY" means all security interests, charges or encumbrances on or in respect of the property and assets of an Investee or any other Person granted to the Lenders (or to SCC Canada as agent of the Lenders) as security for Secured Loans, including any guarantees of Secured Loans provided by any Persons, and all security interests, charges and encumbrances granted as security for such guarantees.


     (nn) "SECURITIES LAWS" has the meaning given thereto in Section 6.1(k).


     (oo) "TAXES" has the meaning given thereto in Section 10.1.


     (pp) "TERMINATION COSTS" has the meaning given thereto in Section 3.10.


     (qq) "TERMINATION DATE" has the meaning given thereto in Section 9.1.


     (rr) "TERMINATION NOTICE" has the meaning given thereto in Section 9.1.

     (ss) "VALUATION POLICY" means the valuation policy attached as Schedule "1.1(as)" hereto.


2    Schedules

     The following are the schedules attached hereto which shall be deemed to be a part of this Agreement and are incorporated herein by this reference:

         Section Reference                         Description of Schedule
         -----------------                         -----------------------
              3.3(b)

         Business Plan
              3.3(c)

         SCC Canada Initial Budget
              3.9

         Calculation of Management


         Incentive Amount
              1.1(as)                                Valuation Policy



3    Currency

     Any reference herein to currency is to Canadian currency (unless otherwise expressly stated) and any amount advanced, paid or calculated pursuant hereto is to be advanced, paid or calculated in Canadian currency (unless otherwise expressly provided herein).


4    Gender and Number

     Words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender and neuter gender.

5    Table of Contents and Headings

     The division of this Agreement into Articles and Sections and the Article and Section headings and the Table of Contents preceding are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.


6    Calculation of Time Periods

     When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date upon which the period commences shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next Business Day.


7    Applicable Law

     This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada where applicable. The parties hereto attorn to the laws of Ontario and the non-exclusive jurisdiction of the courts of Ontario and agree not to dispute their competence or convenience.


8    Severable

     If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and such invalid, illegal or unenforceable provision shall be severable from the remainder of this Agreement.


9    Entire Agreement

     This Agreement constitutes the entire agreement among the parties relating to the matters herein addressed and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect thereto.

10   Amendments

     No amendment or modification of this Agreement shall be binding unless in writing and signed by the parties.


11   Waiver

     No waiver by a party to this Agreement of any breach of any of the provisions of this Agreement by any other party to this Agreement shall take effect or be binding upon the party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of the party with respect to any other breach.


12   Time of Essence

     Time shall be of the essence of this Agreement.


13   Successors and Assigns

     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns permitted under this Agreement.


14   Giving Effect to this Agreement

     Each Lender hereby covenants and agrees to vote or cause the shares of SCC Canada to be voted, and to use its best efforts and exercise its vote and influence to cause its nominees on the Board of Directors and on the Investment Committee to act so as to give effect to the provisions of this Agreement, and to otherwise exercise its vote and influence to give effect to the provisions of this Agreement.



ARTICLE 2 -       SECURED LOANS AND EQUITY INVESTMENTS

1    Agreement to make Secured Loans and Equity Investments

     The Lenders agree to jointly make Secured Loans and Equity Investments that are Approved by the Investment Committee, and which have been approved, prior to such Approval of the Investment Committee, by Sirrom and TD, individually, on and subject to the terms and provisions of this Agreement.

2    Senior Loan and Equity Investment Criteria

     Subject to Sections 3.6(d) hereof, Secured Loans and Equity Investments jointly made by the Lenders pursuant to this Agreement shall meet the following criteria:


     (a) such loans shall be made to or investments made in Investees which generally have or meet at least five of the following six criteria:


          (i)  a demonstrated compounded annual growth rate;


          (ii) existing sophisticated equity shareholders;


          (iii) experienced management with net worth at stake;


          (iv) demonstrated operating profitability;


          (v)  demonstrated Secured Loan collateral coverage;


          (vi) available exit strategy for the Lenders;


     (b)  such loans or investments shall generally not be made:


          (i)  for or in "turnaround" situations;


          (ii) if the Secured Loan Investment will result in unacceptably high leverage for an Investee whose business is highly cyclical;


          (iii) if the Secured Loan Investment would constitute a deeply subordinated position in an Investee with low growth rates, low margins and high operating leverage;

          (iv) for specific project financing;


     (c) the total aggregate principal amount advanced by the Lenders to, or invested by the Lenders in, a single Investee (including its affiliates and associates) shall be between $500,000 and $5,000,000;


     (d) 60% of the total aggregate principal amount of Secured Loans advanced by the Lenders to, or 60% of the total capital invested by the Lenders in consideration for Equity Investments in, any one Investee shall be advanced or paid, as the case may be, by TD, and 40% of such total aggregate principal amount or capital shall be advanced or paid, as the case may be, by Sirrom;


     (e) Secured Loans shall be secured by a charge and security interest on the property and assets of the relevant Investee, registered in the name of the Lenders (or SCC Canada as agent of the Lenders);


     (f) each Investee in whom a Secured Loan Investment is made shall be required to pay a Processing Fee to SCC Canada;


     (g) Secured Loans shall have a term to maturity of no less than 5 years and shall be non-amortizing;


     (h) each Secured Loan shall bear interest at a fixed annual rate determined on the date the Secured Loan is advanced, payable monthly;


     (i) as a condition to the advance of Secured Loans to an Investee, the Lenders shall be issued equity securities, warrants or similar rights which entitle the holder to purchase equity securities of the Investee generally representing 3% to 25% of the outstanding equity securities of the Investee, or other similar entitlements, for nominal consideration;


     (j) any advance of Secured Loans to, or Equity Investments in, a particular Investee shall be conditional upon the prior Approval of the Investment Committee given after the prior approval of each Lender, of such Secured Loans or Equity Investments, and shall also be conditional upon the execution and delivery of Investment Agreements for such Secured Loans or Equity Investments.


For greater certainty, Secured Loans and Equity Investments shall meet such additional criteria, or such variations of the above criteria, as the Board of Directors may specify from time to time in accordance with Section 3.6(d) hereof. Each particular Secured Loan Investment in a particular Investee shall be made on such additional terms and provisions applicable to such Secured Loan Investment as are Approved by the Investment Committee after the prior approval of each Lender in connection with such Secured Loan Investment.


3    Maximum Aggregate Principal Amount of Secured Loans and Capital

     Unless the Lenders otherwise agree, the maximum aggregate principal amount of all Secured Loans and capital invested in Equity Investments made by them hereunder prior to the Termination Date shall not exceed $50,000,000.


ARTICLE 3 -       SCC CANADA

1    Business of SCC Canada

     The parties confirm that SCC Canada has been incorporated for the purpose of acting as loan originator and servicer and providing related services in connection with Secured Loan Investments. The services to be performed by SCC Canada in connection with Secured Loan Investments shall include the following:


     (a) identifying and liaising with potential Investees in whom Secured Loan Investments may be made;


     (b) reviewing and analyzing investment proposals received from potential Investees in whom Secured Loan Investments may be made;


     (c) conducting due diligence with respect to potential Investees and potential Secured Loan Investments;


     (d) negotiating the Investment Agreements relating to each Secured Loan Investment with Investees and other relevant parties;

     (e) retaining lawyers, accountants and other required professional advisors to assist in due diligence investigations relating to Secured Loan Investments where necessary, and procuring all legal and other appropriate professional opinions and advice (including with respect to enforceability of Investment Agreements and registration of Secured Loan Security) relating to a Secured Loan Investment;


     (f)  delivering Investment Agreements on behalf of the Lenders;


     (g) disbursing proceeds of Secured Loans and payments for Equity Investments to Investees, collecting Secured Loan Proceeds and Equity Investments Proceeds from Investees and remitting same to the Lenders in accordance with Section 5.1 hereof, and calculating and providing to the Lenders particulars of the methods of calculating the Investment Servicing Fee provided for in Section 5.4 hereof;


     (h) exercising warrants or other similar rights included in Bonus Equity Interests and Equity Investments of the Lenders and exercising voting rights and all other rights attaching to Bonus Equity Interests and Equity Investments in the manner Approved by the Investment Committee;


     (i) disposing of Bonus Equity Interests and Equity Investments in the manner Approved by the Investment Committee;


     (j) enforcing the rights of the Lenders upon default under the Investment Agreements governing Secured Loans and Secured Loan Security; and


     (k) acting as collateral agent on behalf of the Lenders in respect of Secured Loan Security.

2    Dealings with Investees

     Each Lender hereby authorizes SCC Canada to take such actions and exercise all powers that the Lenders are entitled to exercise in connection with Secured Loan Investments, provided that all such actions and powers are taken and exercised in accordance with this Agreement, and provided that SCC Canada complies in all respects with the provisions of this Agreement. Each Lender agrees that, subject to the immediately preceding sentence, all dealings and communications with Investees and all other relevant Persons relating to Secured Loan Investments shall be effected and made exclusively by SCC Canada, and not by the Lenders or either one of them.


3    Capitalization and Financing of SCC Canada

     (a) Each of TD and Sirrom agree to subscribe, or to cause its Permitted Transferee which has complied with Section 7.1 to subscribe for the number and class of shares of SCC Canada for the subscription price listed opposite its respective name below, and agrees that there shall be no other shares or rights convertible into shares of SCC Canada issued except for the following, which shall be owned beneficially and of record as follows:

                                    Number and Class           Subscription
     Name                              of Shares                  Price
     ----                           ----------------           ------------
     TD (or its                        580 common             $112.50 per share
     Permitted Transferee)

     Sirrom (or its                    420 common             $112.50 per share
     Permitted Transferee)


     (b) The Business Plan for SCC Canada and the Lenders shall be as set forth in Schedule 3.3(b) hereof (for the period of time covered by such schedule), subject to Section 3.6 hereof.


     (c) The budget of SCC Canada for the period from February 1, 1997 to October 31, 1997 shall be as set forth in Schedule 3.3(c) hereof (the "SCC Canada Initial Budget"), subject to Section 3.6 hereof. Initial operating financing requirements of SCC Canada provided for in the SCC Canada Initial Budget shall be funded by loans from the Lenders to SCC Canada of up to $337,500 (the "Maximum Operating Commitment") when requested by management of SCC Canada. TD shall advance

     60% and Sirrom shall advance 40%, on a pro rata basis, of any such loans that are required. All advances made to SCC Canada pursuant to this Section shall be treated as shareholder's loans, and shall bear interest (subject to such withholdings as are required pursuant to the Income Tax Act (Canada) at the Prime Rate. None of these loans shall be called by a Lender or repaid to a Lender, in whole or in part, except as is approved by the Board of Directors; provided that whenever any amounts on account of such loans are repaid to the Lenders, they shall be repaid to them on a pro rata basis proportionate to their then total outstanding advances to SCC Canada.


     The foregoing shareholder loans shall be made until such time as SCC Canada's forecasted aggregate revenues and reimbursable expenses (based on actual commitments) from Processing Fees, expense reimbursement commitments from Investees, the Investment Servicing Fee, and all other revenues can reasonably be considered to be sufficient to fund forecasted annual operating expenses of SCC Canada. Notwithstanding the foregoing, however, if at any time SCC Canada's operating expenses and financial requirements contemplated in the SCC Canada Initial Budget or in the SCC Canada Annual Budget then in effect, or its obligations to TD in respect of Termination Costs as provided in Section 3.10 hereof, exceeds its revenues at any time, each Lender shall make additional shareholder loans to SCC Canada on the same basis as provided above to fund such shortfall, at such times and in such amounts as management of SCC Canada reasonably requests, provided that subject to the following sentence unless each Lender otherwise agrees, the Lenders shall only be required to make shareholder loans (which loans shall be made on a revolving basis), to fund operating expenses of SCC Canada such that the maximum aggregate principal amount of such loans outstanding at any time shall not exceed the Maximum Operating Commitment. Notwithstanding anything to the contrary herein contained, and for greater certainty, the obligations of the Lenders to make shareholder loans to fund SCC Canada's obligation to pay Termination Costs shall not be limited to the Maximum Operating Commitment (provided that the amounts required to be contributed by the Lenders to SCC Canada to fund payment of Termination Costs in excess of the Maximum Operating Commitment shall be contributed as to 25% of such amount, as subscriptions for shares of SCC Canada, and as to the balance of such amount as shareholder loans.


     (d) Management of SCC Canada shall prepare and present to the Board of Directors for its consideration an annual operating plan and operating budget for SCC Canada (an "SCC Canada Annual Budget") at least twenty (20) days prior to the commencement of each fiscal year of SCC Canada beginning with the fiscal year commencing November 1, 1997. Such annual operating plan and budget, when approved by the Board of Directors in accordance with
     Section 3.6 hereof, shall become the SCC Canada Annual Budget for the fiscal year to which it relates. The SCC Canada Initial Budget or SCC

     Canada Annual Budget currently in effect at any time may only be amended with the prior approval of the Board of Directors given in accordance with
     Section 3.6 hereof.


     (e) Management of SCC Canada shall cause to be prepared and provided to the Lenders audited financial statements of SCC Canada prepared in accordance with GAAP within sixty (60) days of SCC Canada's fiscal year end, and unaudited monthly income statements for SCC Canada, including an unaudited report of expenditures during each month, within fifteen (15) days after the end of each month for the month then ended.


     The monthly and annual financial statements shall be accompanied by a statement prepared by SCC Canada management showing particulars of how the Investment Servicing Fee and Management Incentive Fee for the period covered by such statements has been calculated.


     (f) SCC Canada shall establish and maintain a trust account or trust accounts with TD into which all funds collected by SCC Canada on behalf of the Lenders constituting Secured Loan Proceeds, and all proceeds from Bonus Equity Interests and Equity Investments, shall be deposited and from which SCC Canada shall disburse such funds to the Lenders in accordance with this Agreement. In no event shall any funds required to be deposited in such trust accounts be commingled with any funds of SCC Canada. All disbursements and payments required to be made by SCC Canada in connection with its operations shall be paid only out of SCC Canada's funds.


4    Principal Place of Business of SCC Canada

     The principal place of business of SCC Canada shall be in the Toronto-Dominion Centre, Toronto, Ontario.


5    Board of Directors

     Subject to the provisions of this Agreement, the business and affairs of SCC Canada shall be managed by a board of directors which shall at all times consist of five directors, three of whom shall be nominees of TD (such nominees of TD to include the President of SCC Canada), and two of whom shall be nominees of Sirrom. Should any vacancy occur on the Board of Directors, such vacancy shall be filled by the appointment of a nominee or nominees by the Lender who is not then represented by the nominee or nominees to which it is entitled hereunder. Until such vacancy is filled, the Board of Directors shall not transact any business or exercise any of its powers or functions, save and except as may be necessary to preserve the business and assets of SCC Canada. If a replacement nominee is not appointed within ten (10) days of such vacancy occurring, then thereafter the directors of SCC Canada then in office shall be entitled to transact business and exercise all of the powers and functions the Board of Directors may exercise in accordance with this Agreement.


     The nominees to the Board of Directors appointed by TD shall be, until changed by TD, John Greenwood, John MacIntyre and one additional nominee designated by TD, and the nominees of Sirrom, until changed by Sirrom, shall be George M. Miller, II and Carl W. Stratton.


     Subject to Section 3.6, all decisions of the Board of Directors shall be decided by a majority of votes cast (or by such greater percentage as may be required by law). Notwithstanding any statutory rule or rule of procedure to the contrary, the chairman at any meeting of the board shall not be entitled to a second, extra or casting vote in the case of a tie vote at any such meeting.


     A quorum for meetings of the Board of Directors (other than a meeting at which a matter requiring unanimous approval of the Board of Directors pursuant to Section 3.6 will be considered and/or voted upon) shall be a majority of the directors then in office, provided that the quorum shall require the presence (in person or by conference telephone) of one nominee of TD (unless TD's nominee shall have given written notice to SCC Canada prior to the meeting of such nominee's intention not to be present and of such nominee's consent to the meeting proceeding in such nominee's absence), and of one nominee of Sirrom (unless Sirrom's nominee shall have given written notice to SCC Canada prior to the meeting of such nominee's intention not to be present and of such nominee's consent to the meeting proceeding in such nominee's absence). Notwithstanding the immediately preceding sentence, but subject to the next paragraph, if within one hour of the time appointed for a meeting of the Board of Directors, a quorum is not present, the meeting shall stand adjourned to the same hour on the next Business Day at the same place and if at the adjourned meeting a quorum as hereinbefore specified is not present, the quorum for the adjourned meeting shall consist of a majority of the directors then in office.


     A quorum for a meeting of the Board of Directors at which a matter requiring the unanimous approval of the Board of Directors pursuant to Section
3.6 will be considered and/or voted upon shall be four directors, including two nominees of TD and two nominees of Sirrom.

     The Board of Directors shall meet at such intervals as the directors may determine at the principal place of business of SCC Canada in Toronto, or in such other place in Canada or the United States as a majority of the directors of SCC Canada then in office may agree upon from time to time. Meetings of the directors may be called by the President of SCC Canada or by any two directors upon not less than five (5) Business Days' notice (unless such notice is waived by each director). The giving or the period of notice required to be given hereunder may be waived with the consent in writing of a director either before or after the meeting to which such waiver relates, and, to the extent permitted by law, the presence in person or by conference telephone of such member at any meeting of the Board of Directors shall constitute such director's waiver of any such notice requirement for such meeting.


6    Matters Requiring Unanimous Approval
     of SCC Canada Board of Directors

     Notwithstanding any provision herein to the contrary, none of the following matters may be implemented or effected by SCC Canada without the prior approval of at least two of the nominees to the Board of Directors appointed by TD, and of two of the nominees appointed by Sirrom:


     (a) the approval of the SCC Canada Annual Budget for any fiscal year of SCC Canada, and any amendments to or variations of the SCC Canada Initial Budget or the SCC Canada Annual Budget currently in effect from time to time, and any expenditures or the making of any financial commitments by SCC Canada other than as provided for in the SCC Canada Initial Budget or the SCC Canada Annual Budget then in effect which has been unanimously approved by the Board of Directors (provided that management of SCC Canada shall be entitled to make expenditures which vary from budgeted line items in the SCC Canada Initial Budget or the SCC Canada Annual Budget then in effect by no more than 10 percent, as long as revenues are at least 80% of budget, without the prior approval of the Board of Directors given in accordance with this Section 3.6);


     (b) any change in the composition or powers of the Investment Committee provided for in this Agreement (it being understood that the Investment Committee of the Board of Directors shall, unless otherwise approved by at least four of the directors, including two of the TD nominees and the two Sirrom nominees), have the power and authority described in Article 4 hereof;


     (c) the creation of any committee of the Board of Directors (other than the Investment Committee), and the delegation of any power or authority of the Board of

     Directors to any such committee (other than the power and authority delegated to the Investment Committee described in Article 4 hereof);


     (d) any change to the general criteria for Secured Loans or Equity Investments or the manner in which Secured Loan Investments will be made set out in Section 2.2 hereof;


     (e) any changes to the Business Plan, and the implementation of any business plan for any period not covered by the Business Plan;


     (f) any changes to the Management Incentive Fee or the method of calculation thereof;


     (g) any changes to the Investment Servicing Fee provided for in Section 5.4 hereof;


     (h) any change of the fiscal year end of SCC Canada (which shall be October 31 of each year, unless otherwise approved by the Board of Directors in the manner provided in this Section 3.6);


     (i) the appointment of executive officers and management employees of SCC Canada (and for greater certainty, portfolio managers/loan officers shall be considered management employees of SCC Canada, for these purposes); and


     (j) the allocation among the Managers of the amount in respect of the Management Incentive Fee paid to the Managers pursuant to Section 3.9.


7    Resolutions in Writing

     Any matter within the competence of the Board of Directors that is agreed or consented to in writing by a director who is entitled to attend and vote at meetings of the Board of Directors shall constitute the decision of that director on such matter as if made at a duly constituted meeting of the Board of Directors.

8    Conference Telephone Meetings

     Any director of SCC Canada may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting are able to hear each other, and a member participating in a meeting in such manner shall be deemed to be present in person at the meeting.


9    SCC Canada Management

     The executive officers and management employees of SCC Canada (the "Managers") shall be such individuals as are designated to act as such by TD from time to time and approved by the Board of Directors as provided in Section 3.6(i).


     The Lenders shall pay to SCC Canada semi-annually, by no later than 30 days following the end of each period of 6 months (a "Calculation Period") ending on the last day of April and October of each year, an amount (the "Management Incentive Fee") calculated as provided in Schedule 3.9 hereto. TD shall pay 58%, and Sirrom shall pay 42%, of the Management Incentive Fee payable by the Lenders to SCC Canada for each Calculation Period. SCC Canada shall pay to TD (for payment to the Managers as determined in accordance with Section 3.6(j)) within 10 days of the receipt by SCC Canada of the Management Incentive Fee for a Calculation Period, an amount equal to the amount of such Management Incentive Fee paid to SCC Canada as aforesaid for such Calculation Period. Notwithstanding the foregoing, if the Managers are employees of SCC Canada, SCC Canada shall pay the amounts payable to TD as provided for in the preceding sentence to the Managers (as determined in accordance with Section 3.6(j)), rather than to TD.


10   Administrative and Management Services

     TD shall provide SCC Canada with appropriate office space and operating facilities at its offices in the City of Toronto located in the Toronto-Dominion Centre, Toronto, Ontario (including appropriate office furniture, fixtures and equipment) and professional staff and administrative staff and executive officers and management employees sufficient to enable SCC Canada to carry on its business contemplated hereunder (the "Administrative Services"). SCC Canada shall reimburse TD for its cost of providing such services from time to time as provided in the SCC Canada Initial Budget and the SCC Canada Annual Budget then in effect ("Administrative Services Costs"), upon request and receipt of appropriate particulars and vouchers with respect to those items to be reimbursed.

     Notwithstanding anything to the contrary herein contained, TD shall be reimbursed by SCC Canada for any and all Termination Costs (as hereinafter defined) of TD in connection with the termination of the arrangements contemplated herein, upon request and receipt of appropriate particulars and vouchers with respect to those items to be reimbursed. For the purposes hereof, "Termination Costs" means all costs and expenses incurred directly or indirectly by TD to downsize its business, operations and management as a result of no longer requiring professional and administrative employees and administrative infrastructure which, in accordance with the SCC Canada Initial Budget or SCC Canada Annual Budget in effect prior to such termination, were desirable or reasonably necessary for TD to provide the Administrative Services to SCC Canada, calculated as if such professional and administrative employees had been employees of SCC Canada and as if SCC had directly acquired and entered into commitments for the use and supply of the operating facilities and office space included in the Administrative Services, and as if such termination costs had, as a result, been incurred by SCC directly, including, without limitation employee termination costs, costs and expenses of disposing of equipment and supplies which are rendered surplus to TD's requirements as a result of such termination, and break-up costs of terminating contracts with third parties.


     Notwithstanding anything to the contrary herein contained, SCC Canada may hire directly the employees whose services would otherwise be provided to SCC Canada by TD as part of the Administrative Services, and enter into commitments directly for such office facilities, equipment and space as would otherwise have been provided to SCC Canada by TD as part of the Administrative Services (provided that such hirings and commitments receive such prior approval of the Board of Directors as is required pursuant to Sections 3.6(a), (e), (f) and (i) hereof). Those employees, facilities and equipment so contracted for directly by SCC Canada shall not be included in the Administrative Services.


11   Special Services to be provided to SCC Canada by Sirrom

     Sirrom shall provide to the executive officers and management employees of SCC Canada, commencing immediately upon the execution of this Agreement and in sufficient time to permit SCC Canada and the Lenders to carry out the Business Plan within the time period contemplated therein, and on a continuing basis up to the Termination Date, the following services, information and assistance:


     (a) training in and access to information regarding methods of marketing, investment analysis, reporting and loan and investment monitoring and all other relevant aspects of the business of making loans similar to the Secured Loans contemplated herein heretofore, and hereafter carried on by Sirrom in the United States;

     (b) copies of standard forms of investment agreements relating to its loans, security therefor and equity investments heretofore made by Sirrom in the United States, and all forms of documentation generally employed by Sirrom in giving effect to investments heretofore and hereafter made by Sirrom in the United States; and


     (c) at the request of the executive officers and management employees of SCC Canada, the services of Sirrom's workout specialist personnel to assist with the administration and management, where necessary, of deteriorating or increased risk Secured Loan Investments.


SCC Canada shall reimburse Sirrom, upon request and receipt of appropriate vouchers therefor, for its reasonable out-of-pocket expenses incurred in providing the services described in paragraphs (a), (b) and (c) above, and shall pay Sirrom such reasonable per diem fees for the services provided by Sirrom's personnel described in paragraph (c) above that Sirrom and SCC Canada may agree to when such services are requested by SCC Canada management. If any such payments by SCC Canada are subject to withholding under the Income Tax Act (Canada) and the Regulations thereunder, such payments to Sirrom shall be made by SCC Canada net of such withholding.


12   Filing of Certificates and Compliance with Laws

     SCC Canada shall cause to be executed and filed such certificates, instruments and documents as may be required under the laws as may be appropriate to comply with the requirements of the laws of all jurisdictions where SCC Canada may carry on business.


ARTICLE 4 -       THE INVESTMENT COMMITTEE

1    Establishment of the Investment Committee

     The Board of Directors shall establish a loan committee of the Board of Directors (the "Investment Committee") for the purposes hereinafter set forth.

2    Appointment of the Investment Committee

     (a) The Investment Committee shall consist of three directors of SCC Canada, two of whom shall be nominees of TD (and such nominees of TD shall include the President of SCC Canada), and one of whom shall be a nominee of Sirrom. Until changed by TD, John Greenwood and John MacIntyre shall be the Investment Committee nominees of TD, and until changed by Sirrom, George M. Miller, II shall be the Investment Committee nominee of Sirrom.


     (b) Should any vacancy occur on the Investment Committee, such vacancy shall be filled by TD or Sirrom in accordance with paragraph (a) hereof. Until such vacancy is filled, the Investment Committee shall not transact any business or exercise any of its powers or functions. If a replacement representative(s) is not appointed within ten (10) days of such vacancy occurring, then thereafter the member(s) of the Investment Committee then in office shall be entitled to transact business and exercise all of the powers and functions of the Investment Committee and, further, the unanimous decision of such member(s) then in office shall constitute the unanimous decision of all members of the Investment Committee until such time as the said replacement member(s) is properly appointed.


3    Approval of the Investment Committee

     Any matter requiring the approval of the Investment Committee pursuant to this Agreement shall require the unanimous consent and approval of all of the members of the Investment Committee who are then entitled to attend and vote at a meeting of the Investment Committee, given at a duly called and constituted meeting of the Investment Committee, or by written resolution duly signed by all members of the Investment Committee then in office as provided in Section 4.10 hereof. A matter which has been approved by the Investment Committee as provided in the immediately preceding sentence shall be deemed to have been "Approved by the Investment Committee" for the purpose of this Agreement.


     Any matter requiring the Approval of the Investment Committee pursuant to this Agreement which is Approved by the Investment Committee in accordance with this Agreement shall be binding on SCC Canada.


     Notwithstanding any provision herein to the contrary, in addition to the matters which are specified elsewhere in this Agreement as matters which the Lenders and/or SCC Canada may not effect or undertake unless Approved by the Investment Committee, none of the following matters shall be effected or implemented by the Lenders or SCC Canada without the prior Approval of the Investment Committee:


          (i)  the making of any Secured Loan or Equity Investment;


          (ii) the entering into of any Investment Agreements governing a Secured Loan Investment, or the making of any amendment to any Investment Agreement;


          (iii) the exercise or sale of warrants or any other similar rights comprising Bonus Equity Interests or Equity Investments;


          (iv) the granting of any waivers in respect of any default provided for in the Investment Agreements governing Secured Loans and Secured Loan Security;


          (v) the manner in which the rights of the Lenders, upon default under the Investment Agreements governing a Secured Loan and the Secured Loan Security therefor, or the manner in which the rights of the Lenders arising at law as a result of the default by the Investee to whom a Secured Loan has been made, will be exercised or enforced; or


          (vi) the conversion of Secured Loans to equity.


4    Advisors

     A member of the Investment Committee shall be entitled to invite advisors to attend any meeting of the Investment Committee, subject to such restrictions on their attendance at and their participation in meetings as the Investment Committee, acting reasonably, may impose.

5    Investment Committee Meetings Generally

     The Investment Committee shall hold meetings when necessary in connection with such matters as are within the authority of the Investment Committee in accordance with this Agreement, on such date and at such time as the Investment Committee may determine, and shall hold such other meetings as the Investment Committee may decide from time to time.


6    Notice of Investment Committee Meetings

     Any chairman of the Investment Committee appointed by a majority of the members of the Investment Committee then in office, from time to time, shall give each member of the Investment Committee written notice of the time and place of each meeting of the Investment Committee and a brief description of matters to be considered thereat at least five (5) Business Days prior to the date of the meeting. A notice of a meeting of the Investment Committee shall be accompanied by an agenda of the matters to be considered at such meeting, together with any relevant supporting materials that are sufficiently detailed to inform each member of the matters to be considered thereat. The giving or the period of notice required to be given hereunder may be waived with the consent in writing of a member either before or after the particular meeting to which such waiver relates, and, to the extent permitted by law, the presence in person or by conference telephone of such member at any meeting of the Investment Committee shall constitute such member's waiver of any such notice requirement for such meeting.


7    Conference Telephone Meetings

     Any member of the Investment Committee may participate in a meeting of the Investment Committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting are able to hear each other, and a member participating in a meeting in such manner shall be deemed to be present in person at the meeting.


8    Location of Meetings

     Meetings of the Investment Committee shall be held at the offices of SCC Canada in Toronto, Ontario or at such other place as may be Approved by the Investment Committee from time to time.

9    Quorum

     A quorum for a meeting of the Investment Committee shall be all of the members who are entitled to attend and vote at such meeting.


10   Resolutions in Writing

     Any matter within the competence of the Investment Committee that is agreed or consented to in writing by a member who is entitled to attend and vote at meetings of the Investment Committee shall constitute the decision of that member on such matter as if made at a duly constituted meeting of the Investment Committee.


ARTICLE 5 -       INTERESTS OF LENDERS IN
                  SECURED LOAN INVESTMENTS

1     (a)      Secured Loans

               The Lenders hereby agree that:


               (i) 60% of the aggregate principal amount of the Secured Loans made by the Lenders to a single Investee shall be made by, and shall be repayable by the Investee to TD, and 40% of the aggregate principal amount of Secured Loans made by the Lenders to a single Investee shall be made by, and shall be repayable by the Investee to Sirrom (regardless of whether such principal repayment is made before, after or upon scheduled maturity, or before or after default, or through a realization on any Secured Loan Security or other enforcement of the Investment Agreements governing the Secured Loans made to the Investee or the Secured Loan Security therefor or otherwise, or as a Loan Recovery Amount); and


               (ii) notwithstanding that an Investee to whom Secured Loans are made will be required by the relevant Investment Agreements to pay interest on the aggregate principal amount of the Secured Loans to such Investee outstanding during a particular period, calculated at a single rate (the "Investee Rate") for such period:


                    (A) the effective rate of interest which TD shall be entitled to receive on the principal amount of the Secured Loan made by TD to that particular Investee outstanding during such period shall be the result obtained by multiplying 58/60 by the Investee Rate; and


                    (B) the effective rate of interest which Sirrom shall be entitled to receive on the principal amount of the Secured Loan made by Sirrom to that particular Investee outstanding during such relevant period shall be the result obtained when the amount of interest payable to TD for such period, calculated as provided in paragraph 5.1(a)(ii)(A), is subtracted from the total amount of interest payable by the Investee pursuant to the Investment Agreements on the total aggregate principal amount of all Secured Loans to that Investee outstanding during such period, and the result is divided by the principal amount of the Secured Loan made by Sirrom to such Investee outstanding during such period.


     Each dollar of principal or interest, as the case may be, paid by an Investee (or out of the assets of an Investee or any other Person) on account of Secured Loans made to such Investee by the Lenders shall be deemed to be a payment made to TD and Sirrom, on account of the outstanding principal amount of their respective Secured Loans, or interest thereon, as the case may be, in the proportions set forth in paragraphs (i) or (ii) above, as applicable, and shall be distributed forthwith upon receipt by SCC Canada, if received by SCC Canada on behalf of the Lenders, to the Lenders accordingly.


(b)  Bonus Equity Interests

     58% of the Bonus Equity Interests acquired by the Lenders (or by SCC Canada as agent for the Lenders) in connection with the Secured Loans made by the Lenders to a particular Investee shall be acquired by TD, and 42% of such Bonus Equity Interests shall be acquired by Sirrom, and all proceeds of or from such Bonus Equity Interests (other than proceeds which are Equity Investments, which are subject to Section 5.1(c)), if held or received by SCC Canada as agent of the Lenders, shall be distributed forthwith upon receipt by SCC Canada to the Lenders accordingly.


(c)  Equity Investments

     Notwithstanding that TD shall pay 60% and Sirrom shall pay 40% of the capital amount ("Invested Capital") paid to acquire Equity Investments in an
Investee:

          (i) TD shall be entitled to receive 58%, and Sirrom shall be entitled to receive 42%, of the aggregate amount of all dividends and other distributions (excluding capital distributions) paid on or in respect of Equity Investments in such Investee;

          (ii) TD shall be entitled to receive 60%, and Sirrom shall be entitled to receive 40%, of all capital distributions paid on or in respect of Equity Investments in such Investee;

          (iii) TD shall be entitled to receive 60%, and Sirrom shall be entitled to receive 40%, of all proceeds arising from the sale or other disposition of such Equity Investments, until TD and Sirrom have received repayment, by way of capital distributions on such Equity Investments or by way of receipt of proceeds of sale or disposition of such Equity Investments, of the amount of Invested Capital in such Investee; and

          (iv) TD shall be entitled to receive 58%, and Sirrom shall be entitled to receive 42%, of the aggregate amount of all proceeds of sale arising from the sale or other disposition of Equity Investments in such Investee, after Sirrom and TD have received repayment of the Invested Capital invested in such Investee as contemplated in paragraph (iii) above.


2    Loss Payment by Sirrom to TD

     (a) Sirrom shall pay to TD, within 30 days following the end of each fiscal quarter of Sirrom in which Sirrom has realized a loss in accordance with the requirements of the Internal Revenue Code and determined in accordance with the Valuation Policy on one or more Secured Loan Investments, an amount (a "Loan Loss Amount") equal to 2% of the product obtained by multiplying the aggregate outstanding principal amount of Secured Loans made by the Lenders to, or capital invested by the Lenders in Equity Investments in, each Investee in respect of which Sirrom has so realized a loss by the percentage of the principal amount of Sirrom's Senior Loan to such Investee, or capital invested in such Investee, in respect of which Sirrom has so realized a loss.

          In the event that in any fiscal quarter of SCC Canada, the Lenders shall recover payment of the principal amount or capital invested in a Secured Loan Investment which has been previously accounted for as a Loan Loss Amount in accordance with the preceding paragraph (the aggregate amount of such recovered payments to the Lenders, less the costs of recovery thereof, being herein referred to as "Loan Recovery Amounts"), TD shall pay to Sirrom, within 30 days following the end of the fiscal quarter of SCC Canada in which the Lenders receive such Loan Recovery Amounts, an amount equal to 2% of the aggregate of the Loan Recovery Amounts received by the Lenders in such quarter.


     (b) Sirrom shall pay to TD, within 30 days following the end of each fiscal quarter of SCC Canada, an amount equal to 2% of the losses of SCC Canada for such quarter, determined in accordance with GAAP.

3    Processing Fee

     The Lenders confirm that all Processing Fees shall be paid to SCC Canada, for its own account, and shall not form part of the Secured Loan Proceeds or proceeds from Bonus Equity Interests payable to the Lenders pursuant hereto.


4    Investment Servicing Fee

     In order to defray expenses of SCC Canada, each Lender shall pay to SCC Canada in accordance with the SCC Canada Initial Budget or the SCC Canada Annual Budget in effect from time to time a monthly fee equal to, for each month, 1/12 of 1% of the Carrying Value of: (i) Secured Loans made by such Lender; and (ii) the Bonus Equity Interests and Equity Investments owned by such Lender under administration or serviced by SCC Canada during such month (or in such other amount as is approved by the Board of Directors in accordance with Section 3.6(g)) (the "Investment Servicing Fee"). The Investment Servicing Fee shall be renegotiated annually, taking into account expenses of SCC Canada.


5    Payments Generally

     If any payments to any party contemplated hereunder are subject to withholding pursuant to the Income Tax Act (Canada) or Regulation thereunder, or any similar applicable laws, such payments shall be subject to and made net of such withholding.


ARTICLE 6 -       REPRESENTATIONS AND WARRANTIES

1    Representations and Warranties

     In consideration of and to induce the other Lender to enter into this Agreement, each Lender represents and warrants to and in favour of the other Lender as follows:

     (a) CORPORATE EXISTENCE, GOOD STANDING, AUTHORIZED AND ISSUED CAPITAL. Such Lender is a corporation duly and validly incorporated and organized, and is validly existing in good standing under the laws of its jurisdiction of incorporation and it has the necessary power to own its property and to carry on the business to be carried on by it (including the business of making Secured Loan Investments contemplated herein) in every jurisdiction in which it holds property or carries on business (or in which this Agreement contemplates it will carry on business).


     (b) COMPLIANCE WITH LAW. Such Lender is and has been conducting its business in compliance in all material respects with all applicable laws, rules, regulations and policies (including, without limitation, securities laws, regulations and policies) of each jurisdiction in which its business is carried on.


     (c) CORPORATE POWER. Such Lender has the full power, authority and legal right to execute and deliver this Agreement and to perform the terms and provisions of this Agreement on its part to be performed, and to make Secured Loan Investments as contemplated herein.


     (d) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by such Lender and constitutes a legal, valid and binding obligation of such Lender, enforceable against it in accordance with the terms of such documents, subject to the effect of:


          (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; and


          (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


     (e) CONFLICT WITH OTHER INSTRUMENTS. The execution and delivery by such Lender of this Agreement, and the performance by it of its obligations thereunder and compliance with the terms, conditions and provisions thereof, will not, as applicable:


          (i) conflict with or result in a breach of any of the terms, conditions or provisions of (A) its charter documents or by-laws; (B) any law, rule or regulation having the force of law; (C) any indenture, mortgage, lease, agreement or instrument binding or affecting it or its properties; or
          (D) any judgment, injunction, determination or award which is binding on it or its properties; or


          (ii) result in, require or permit (A) the imposition of any security interest, lien, charge or claim in or with respect to the properties now owned or hereafter acquired by it; or (B) the acceleration of or the maturity of any debt under any indenture, mortgage, lease, agreement or instrument binding or affecting it or its properties.


     (f) APPROVALS AND CONSENTS. No authorization, consent, approval, licence or exemption under any law, rule or regulation of any governmental authority or other Person is required by such Lender which has not been obtained in connection with the execution and delivery by it of, and the performance by it of its obligations under this Agreement, or in order for such Lender to make Secured Loan Investments as contemplated herein. Such Lender holds all Material Authorizations.


     (g) SOLVENCY. Such Lender has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding to have itself declared bankrupt or wound up or taken any proceeding to have a receiver appointed of any part of its assets.


     (h) ADEQUATE COMMITTED RESOURCES. Such Lender currently has sufficient financial resources to make the maximum amount of Secured Loan Investments that this Agreement contemplates will be made by such Lender (subject to the terms and provisions hereof).


     (i) NO RESTRICTIVE AGREEMENTS. Such Lender is not a party to or aware of any agreement, written or oral, express or implied that restricts the ability, legal right or authority of such Lender to perform its obligations under this Agreement or to make Secured Loan Investments as contemplated herein.


     (j) NO LITIGATION. There are no actions, suits or proceedings pending, taken or, to the knowledge of such Lender, threatened before or by any domestic or foreign court or tribunal or governmental agency or other regulatory or administrative agency or commission or by an elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law which seeks to rescind, vary or terminate any Material Authorizations of the Lender or which may materially adversely affect such Lender or its properties or its ability to perform its obligations hereunder or to make Secured Loan Investments as contemplated herein.


     (k) PUBLIC INFORMATION. All continuous disclosure materials and information (including financial information), prospectuses, offering documents and related documentation (collectively, "Disclosure Filings") heretofore filed by such Lender under the securities laws of the provinces of Canada or of the United States, as the case may be, and the regulations, rules, policies and/or orders made thereunder (collectively, the "Securities Laws"), fully complied, at the time of the filing thereof as aforesaid, with all applicable requirements of the Securities Laws and, since the time of the filing thereof, there has been no material change (actual, contemplated or threatened) in or affecting the business, prospects, affairs, management, operations, assets, liabilities (contingent or otherwise), capital or ownership of such Lender, which change is or may be of such a nature as to render the current Disclosure Filings of such Lender untrue, inaccurate, incomplete or misleading in any material respect.


2    Survival of Representations and Warranties

     The representations and warranties contained herein shall continue in full force and effect until the later of January 17, 2002 and the Termination Date.


ARTICLE 7 -       TRANSFER OF INTERESTS

1    Prohibition Against Transfers and Encumbrances

     Except as expressly permitted in this Agreement, a Lender shall not, without the prior written consent of the other Lender (which consent may be unreasonably withheld), sell, transfer, assign, convey or otherwise dispose of, or encumber or pledge or otherwise charge or create a security interest in, its rights under this Agreement or of its interests in any Secured Loan Investments, except, on no less than ten (10) days' prior written notice to the other Lender, and subject to the following provisions of this Section 7.1, to a Permitted Transferee of such Lender. No such transfer by a Lender to a Permitted Transferee of such Lender shall release the transferor from its obligations hereunder, unless the other Lender otherwise agrees. Any such Permitted Transferee shall be required to execute an assumption agreement in form satisfactory to the other parties hereto, pursuant to which such Permitted Transferee agrees to be bound by the provisions hereof as if the Permitted Transferee had been an original party hereto to the same extent as the transferor. If a Lender effects a transfer of its rights and obligations under this agreement to a transferee who is not a Permitted

Transferee with the prior written consent of the other Lender, upon such transfer being completed in accordance with any requirements imposed by the other Lender as a condition of such Lender's consent to such transfer, the transferor shall be released from its obligations hereunder.


ARTICLE 8 -       ACKNOWLEDGMENT REGARDING
                  ACTIVITIES OF TD AND SIRROM

1    Non-Competition

     (a) Subject to the provisions of this Section 8.1, TD hereby covenants and agrees with Sirrom that: (i) it will not carry on or be engaged in a Competitive Business within Canada or the United States, at any time prior to the Termination Date, and (ii) that it will not, in Canada, for a period of 18 months from the Termination Date, acquire or establish a separate business division whose principal business is a Competitive Business (provided that TD shall be subject to the restriction in this subparagraph
     (ii) only if the Termination Date has occurred as a result of TD giving a Termination Notice pursuant to Section 9.1), and (iii) that it will not, for a period of 18 months from the Termination Date carry on or be engaged in a Competitive Business within the United States.


     The parties acknowledge that TD is a full service financial institution which carries on the business of commercial banking at branches throughout Canada through which commercial loans (for which TD may receive consideration including warrants or similar entitlements) have heretofore been, and shall hereafter be, made in the ordinary course of business, and that such ordinary course branch business will not be affected by this Agreement. The parties agree and confirm that TD shall not be in breach of the covenant provided for in this paragraph 8.1(a) if at any time one or more commercial loans having attributes similar to Secured Loan Investments are made or extended through one or more branches if such commercial loan is made in the ordinary course of TD's branch business as hereafter carried on. TD covenants and agrees that it will not advise its branches of the particulars of the business model, in substantially its entirety, applied by Sirrom in carrying on its business, as disclosed by Sirrom to SCC Canada or its representatives, provided that the foregoing shall not prevent TD from advising its branches of the general investment criteria applicable to appropriate Secured Loan Investments for the Lenders.


     For greater certainty, the parties further acknowledge and agree that TD shall not be in breach of the covenant provided for in this paragraph 8.1(a) if it acquires a business whose principal business is a business which is not a Competitive Business, provided that the principal business of such acquired business owned by TD continues not to be a Competitive Business carried on: (i) in Canada or the United States, up to the Termination Date, or (ii) in the United States, for 18 months from the Termination Date, or (iii) in Canada, for 18 months from the Termination Date (provided that the restriction in this subparagraph
     (iii) shall only apply if the Termination Date has occurred as a result of TD giving a Termination Notice pursuant to Section 9.1.)


     (b) Subject to the provisions of this Section 8.1, Sirrom hereby covenants and agrees with TD that it will not carry on or be engaged in a Competitive Business within Canada at any time prior to the Termination Date and for a period of 18 months thereafter.


     (c) For the purposes of this Section 8.1, "carrying on a Competitive Business" in a specified jurisdiction means carrying on a Competitive Business with borrowers whose principal place of business is located in the specified jurisdiction.


ARTICLE 9 -       TERMINATION

1    Termination

     Either TD or Sirrom shall be entitled, at any time following the execution and delivery of this Agreement, to deliver a notice in writing to the other of them (a "Termination Notice") stating that the party delivering such notice wishes to terminate the arrangements provided for herein as of the date (the "Termination Date") specified in the Termination Notice, which Termination Date shall be no less than 90 days from the date the Termination Notice is given to the recipient thereof pursuant hereto. In the event that a Termination Notice is given by one Lender to the other pursuant hereto, the following provisions shall apply:


     (a) TD and Sirrom shall have no further obligation to make new Secured Loan Investments pursuant hereto following the date the Termination Notice is given, other than those which have been Approved by the Investment Committee, and previously approved by TD and Sirrom, individually, prior to such date; and


     (b) this Agreement will continue to apply to all existing Secured Loans, Bonus Equity Interests and Equity Investments held by the Lenders on or after the Termination Date, until all such Secured Loan Investments have been liquidated.

     For greater certainty, following the Termination Date, SCC Canada shall continue to administer existing Secured Loan Investments made by the Lenders in accordance with this Agreement, until all such Secured Loan Investments have been liquidated, and all of the provisions of this Agreement regarding the operations and financing of SCC Canada and the administration and management of Secured Loan Investments shall continue, including the obligations of the Lenders under Article 3 hereof.


     Following the Termination Date, the Lenders agree to cause the name of SCC Canada to be changed to a name which does not contain the words "SCC Canada", and TD agrees that it shall not, thereafter, carry on business using the name "SCC Canada".


ARTICLE 10 -      INDEMNITY

1    Indemnity

     Sirrom hereby indemnifies and saves harmless TD, SCC Canada, and their respective directors and officers (each, an "Indemnitee") from and against any and all claims, demands, actions, suits, losses, costs, charges, expenses, damages and liabilities whatsoever which the Indemnitees or any of them may pay, sustain, suffer or incur by reason of or in connection with any legal requirement applicable to the Indemnitees or any one of them relating to the obligation of TD or SCC Canada to withhold or deduct from any payment made to Sirrom (including, without limitation, payments made as a remittance of principal or interest on Secured Loans, or of Secured Loan Proceeds, or as distributions on or proceeds from Bonus Equity Interests or Equity Investments) any amount on account of any Taxes (as hereinafter defined). For these purposes, "Taxes" means all taxes of any kind or nature whatsoever, including without limitation, income taxes, sales or value-added taxes, levies, stamp taxes, royalties, duties and all fees, deductions, compulsory loans and withholdings imposed, collected, withheld or assessed at any time, by any Governmental Body of or within Canada or any other jurisdiction whatsoever having the power to tax, together with penalties, fines, additions to tax and interest thereon.

ARTICLE 11 -      GENERAL CONTRACT PROVISIONS

1    Notices

     All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by courier delivery or by facsimile transaction sent to the other parties to the address or telecopy number indicated below follows:

       (a)    to TD and SCC Canada at:    Suite 800
                                          Toronto-Dominion Tower
                                          Toronto-Dominion Centre
                                          55 King Street West
                                          Toronto, Ontario
                                          M5K 1A2

                                          Attention:  John MacIntyre or
                                                      John Greenwood

                                          Telecopy:   (416) 982-5045


       (b)    to Sirrom at:               500 Church Street
                                          Suite 200
                                          Nashville, Tennessee
                                          U.S.A.
                                          37219

                                          Attention:  George M. Miller, II or
                                                      Carl W. Stratton

                                          Telecopy:    (615) 726-1208


or at such other address or telecopy number as may be given by any of them to the others in writing from time to time, and such notices, requests, demands, acceptances and other communications shall be deemed to have been received when delivered (if sent by courier delivery) or upon receipt of electronic confirmation of successful transmission (if sent by facsimile transmission).


2    Further Assurances

     Each of the parties shall from time to time and at all times, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

3    Execution

     This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be considered one and the same instrument, and notwithstanding the date of execution thereof, shall be deemed to be executed on the date indicated below. In addition, a facsimile copy of a signed copy of this Agreement shall be deemed an original.


     IN WITNESS WHEREOF this Agreement has been duly executed and delivered by the parties hereto this 17th day of January, 1997.

SIGNED, SEALED AND DELIVERED            )        SIRROM CAPITAL CORPORATION
  in the presence of:                   )
                                        )
      Per:______________________________
                                        )
                                        )
                                        )
      Per:______________________________

                                        )      THE TORONTO-DOMINION BANK
                                        )
                                        )
      Per:______________________________
                                        )
                                        )
                                        )
      Per:______________________________
                                        )
                                        )
                                        )      SCC CANADA INC.
                                        )
                                        )
      Per:______________________________
                                        )
                                        )
                                        )
      Per:______________________________
                                        )
                                        )

                                 SCHEDULE "3.9"

1. For the purposes of this Schedule 3.9, the following words and phrases shall have the following meanings:


     (a) "CALCULATION PERIOD" has the meaning given thereto in Section 3.9 hereof.


     (b) "COST OF CAPITAL" for any period means the result obtained by

          (i) multiplying the average of the aggregate principal balance of all Secured Loans outstanding and capital invested in Equity Investments on each day of such period by TD's average daily cost of funds for such period; and

          (ii) multiplying the product calculated pursuant to subparagraph (i) by the number of days in such period.

     (c) "LOSS AMOUNT" for any period means, for each Secured Loan Investment in an Investee in respect of which Sirrom has realized a loss in accordance with the requirements of the U.S. Internal Revenue Code and in accordance with the Valuation Policy in such period, the product obtained by multiplying the aggregate outstanding principal amount of Secured Loans made by the Lenders to, or capital invested by the Lenders in Equity Investments or Bonus Equity Investments in, such Investee, by the percentage of the principal amount of Sirrom's Secured Loan to such Investee, or capital invested in such Investee, in respect of which Sirrom has so realized a loss.


     (d) "LOSS RECOVERY AMOUNT" for any period means a payment received by the Lenders of the principal amount of a Secured Loan to such Investee or capital invested in an Equity Investment made in such Investee which, in either case, has been previously accounted for in the calculation of Project Profit for any period as a Loss Amount.


     (e) "NET SALE PROCEEDS" means the amount, of all cash proceeds of a sale or other disposition of all or a portion of a Secured Loan Investment, after payment of the expenses thereof, received by the Lenders.

     (f) "PROJECT OUTLAYS" for any period means the aggregate of the following amounts:


          (i) all expenses of SCC Canada (including any amounts paid to TD or Sirrom pursuant to Section 3.10 and 3.11) for such period;


          (ii)  the Cost of Capital for such period; and


          (iii) the aggregate Loss Amount for all Secured Loan Investments for such period.


     (g) "PROJECT LOSS" for any period means the amount, if any, by which all Project Outlays for such period exceeds all Project Receipts for such period.


     (h) "PROJECT PROFIT" for any period means the amount, if any, by which all Project Receipts for such period exceeds all Project Outlays for such period.


     (i) "PROJECT RECEIPTS" for any period means the aggregate of the following amounts, without duplication:



          (i) all cash interest on Secured Loans received by the Lenders in such period;


          (ii) all cash distributions and dividends on Bonus Equity Interests (other than capital distributions) received by the Lenders in such period;


          (iii) all cash distributions and dividends (other than capital distributions) on Equity Investments received by the Lenders in such period;

           (iv) all Net Sale Proceeds arising from the sale or disposition of Bonus Equity Interests received by the Lenders in such period in excess of the Invested Capital, if any, in such Bonus Equity Investments;


           (v) all Net Sale Proceeds arising from the disposition of Equity Investments received by the Lenders in such period in excess of the Invested Capital in such Equity Investments;


           (vi) all Processing Fees and all other cash receipts, excluding Investment Servicing Fees, received by SCC Canada in such period; and


          (vii) all Loss Recovery Amounts received by the Lenders during such period.

2. The Management Incentive Fee for each Calculation Period, for the purposes of Section 3.9 of all of the Agreement, unless and until changed by the Board of Directors in accordance with Section 3.6(f) of the Agreement, shall be equal to 15% of Project Profit, calculated over such Calculation Period, provided that notwithstanding the foregoing, for the purposes of this calculation, Project Profit in any Calculation Period shall be reduced by the Project Loss in any prior periods not previously deducted from Project Profit for the purpose of calculating the Management Incentive Fee hereunder.

                                        3